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EXHIBIT 99B.4
COMBINED STATEMENTS OF                          U S WEST MEDIA GROUP
CASH FLOWS (UNAUDITED)
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						       Year Ended
						       December 31,
In millions                                           1995     1994
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OPERATING ACTIVITIES
 Net income                                           $141     $276
 Adjustments to net income:
  Depreciation and amortization                        249      144
  Equity losses in unconsolidated ventures             207      121
  Gain on merger of joint venture interest            (157)       -
  Gain on partial sale of joint ven. interest            -     (164)
  Gain on sale of paging assets                          -      (68)
  Deferred income taxes and amortization
   of investment tax credits                           102      147
 Changes in operating assets and liabilities:
   Restructuring payments                              (19)     (10)
   Accounts and notes receivable                       (48)     (40)
   Deferred directory cost, prepaid and other          (28)     (52)
   Accounts payable and accrued liabilities             45      143
 Other - net                                           157       54
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Cash provided by operating activities                  649      551
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment       (372)    (349)
 Investment in international ventures                 (681)    (350)
 Investment in PCS licenses                           (286)       -
 Investment in Atlanta Cable Properties                  -     (745)
 Proceeds from sale of paging assets                     -      143
 Other - net                                            92     (121)
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Cash (used for) investing activities                (1,247)  (1,422)
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FINANCING ACTIVITIES
 Net (repayments of) proceeds from short-term debt    (449)     936
 Repayments of long-term debt                         (724)    (316)
 Proceeds from issuance of long-term debt            1,085        -
 Proceeds from issuance of trust originated
  preferred securities - net                           581        -
 Proceeds from issuance of common stock                120      323
 Proceeds from issuance of preferred stock               -       50
 Purchase of treasury stock                            (63)       -
 Dividends paid on preferred stock                      (3)       -
 Other - net                                           (22)       -
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Cash provided by financing activities                  525      993
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Cash (used for) provided by continuing operations      (73)     122
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Cash (to) discontinued operations                        -     (101)
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CASH AND CASH EQUIVALENTS
 (Decrease) Increase                                   (73)      21
 Beginning balance                                      93       72
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Ending balance                                         $20      $93
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<F1>
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.
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